QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-146927, 333-128143, 333-118158, 333-118156, 033-79996, 333-43389, 333-09559) pertaining to the Axsys Technologies, Inc. Amended and Restated Long-Term Stock Incentive Plan and Axsys Technologies, Inc. 401(k) Retirement Plan and Trust of our reports dated February 16, 2009, with respect to the consolidated financial statements and schedule of Axsys Technologies, Inc. and the effectiveness of internal control over financial reporting of Axsys Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young, LLP
Hartford, Connecticut
February 16, 2009

QuickLinks

  Exhibit 23
Consent of Independent Registered Public Accounting Firm